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                                                                    Exhibit 99.1

                 (FIDELITY SOUTHERN CORPORATION LOGO)   P.O. BOX 105075
                                                        Atlanta, GA 30348-1075
                                                        (404) 639-6500
                                                        www.fidelitysouthern.com

Contact: Martha Fleming, James B. Miller, Jr.
         Fidelity Southern Corporation
         (404) 240-1504

               B. RODRICK MARLOW NAMED CFO EFFECTIVE JUNE 1, 2006

     Atlanta, Georgia (January 23, 2006) - (NASDAQ: LION) James B. Miller, Jr., Chairman and CEO of Fidelity Southern Corporation announced today that the Board of Directors has named B. Rodrick Marlow Chief Financial Officer effective June 1, 2006. He will also be CFO of Fidelity Bank. It was previously announced on December 20, 2005, that current Chief Financial Officer M. Howard Griffith, Jr., would retire on May 31, 2006, following his 64th birthday.

     Mr. Marlow has been Controller for the Company for more than eight years. He has more than thirty years of financial institution financial management experience, including ten years as executive vice president and chief financial officer for a publicly traded (NASDAQ) financial institution. He is a certified public accountant, having worked more than four years in the audit practice of Deloitte & Touche's Atlanta office, and has a master's degree in accounting from the University of Georgia.

     Transition activities have already begun and will continue over the next several months, with the management change, effective June 1, anticipated to be relatively seamless.

     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides a wide range of banking, mortgage, and investment services and credit related insurance products through 19 branches in Atlanta, Georgia, and an insurance office in Atlanta. The Bank provides SBA lending products through a loan production office in Conyers, GA. Mortgage, construction, and automobile loans are also provided through offices in Jacksonville, Florida. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.